FOR IMMEDIATE RELEASE
July 19, 2006
Contacts:
Barry Hulin, President and CEO — 702.821.4110
Dick Holtzclaw, EVP and CFO — 702.821.4113
VALLEY BANCORP Q2 ’06 EPS UP 42%
HIGHLIGHTS
•	Second quarter earnings of $2,005,000, up 43% from $1,404,000 in 2nd quarter 2005.
•	Second quarter earnings per diluted share of $0.68 up 42% from $0.48 in 2nd quarter 2005.
•	ROE and ROA of 17.92% and 1.88% respectively in 2nd quarter 2006.
•	Total net loans increased $83 million, up 34% from 2nd quarter 2005.
Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $2,005,000 or $0.68 per diluted share for the quarter ended June 30, 2006, a 43% increase from net income of $1,404,000 for the second quarter of 2005. Valley also announced earnings for the six months ended June 30, 2006 of $3.6 million or $1.23 per diluted share, a 45% increase over the $2.5 million earned during the same period in 2005.
Return on average assets and return on average equity for the quarter ended June 30, 2006 were 1.88% and 17.92% as compared to 1.75% and 14.77% for the same period in 2005, respectively. For the six months ended June 30, 2006, return on average assets and return on average equity were 1.76% and 16.57%, respectively.
Valley’s total assets grew $106 million or 32%, to $441 million at June 30, 2006 as compared to $335 million at June 30, 2005. At June 30, 2006, Valley’s total net loans were $328 million, total deposits were $378 million, and stockholders’ equity was $45 million.
Barry L. Hulin, President and Chief Executive Officer, stated, “We are pleased with the results for the first half of the year. Since the announcement on June 28, 2006 of the proposed acquisition of Valley Bancorp by Community Bancorp (CBON), both companies have been working diligently to complete all regulatory filings. Each company’s employees have begun preliminary merger planning and we are gratified by the positive approach taken by everyone involved.”

Financial Performance Indicators for the Three and Six Months Ended June 30, 2006 and 2005
(Dollars in thousands, except per share data)
(Unaudited)

	At June 30,		Change
	2006	2005	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$331,658	$248,154	$83,504	33.65%
Allowance for Loan Losses	(3,317)	(2,497)	(820)	32.84%

Loans, net	328,341	245,657	82,684	33.66%

Total Assets	$440,664	$334,784	$105,880	31.63%
Total Earning Assets	423,922	320,586	103,336	32.23%
Total Investments	95,581	74,929	20,652	27.56%
Total Deposits	377,548	278,860	98,688	35.39%
Total Borrowed Funds	15,404	15,446	(42)	-0.27%
Total Liabilities	395,230	295,903	99,327	33.57%
Total Stockholders’ Equity	45,434	38,881	6,553	16.85%

Common Shares Outstanding	2,827,881	2,808,173	19,708	0.70%
Book Value per Share	$16.07	$13.85	$2.22	16.04%

Allowance for Loan Losses to Total Loans	1.00%	1.01%		-0.01%
Total Stockholders’ Equity to Total Assets	10.31%	11.61%		-1.30%
Total Loans to Total Deposits & Borrowed Funds	83.56%	83.47%		0.09%

	Three Months Ended June 30,		Change
	2006	2005	$ or #	%
Income Statement:
Interest Income	$8,465	$5,282	$3,183	60.26%
Interest Expense	2,988	1,430	1,558	108.95%

Net Interest Income	5,477	3,852	1,625	42.19%
Provision for Loan Losses	52	229	(177)	-77.29%
Non-interest Income	84	62	22	35.48%
Non-interest Expense	2,439	1,554	885	56.95%

Income before Income Taxes	3,070	2,131	939	44.06%
Income Tax Expense	1,065	727	338	46.49%

Net Income	$2,005	$1,404	$601	42.81%

Basic Earnings Per Share	$0.71	$0.50	$0.21	42.00%
Diluted Earnings Per Share	0.68	0.48	0.20	41.67%

Weighted Average Shares — Basic	2,827,881	2,798,203	29,678	1.06%
Weighted Average Shares — Diluted	2,969,580	2,936,942	32,638	1.11%

Average Total Assets	$426,204	$320,054	$106,150	33.17%
Average Earning Assets	410,395	306,613	103,782	33.85%
Average Stockholders’ Equity	44,788	38,015	6,773	17.82%

Net Interest Margin (1)	5.35%	5.04%		0.31%
Return on Assets (1)	1.88%	1.75%		0.13%
Return on Equity (1)	17.92%	14.77%		3.14%
Non-interest Expense to Average Earning Assets (1)	2.38%	2.03%		0.35%
Efficiency Ratio	43.85%	39.70%		4.15%
Full Time Equivalent Employees	69	53	16	30.19%

	Six Months Ended June 30,		Change
	2006	2005	$ or #	%
Income Statement:
Interest Income	$15,878	$9,744	$6,134	62.95%
Interest Expense	5,428	2,519	2,909	115.48%

Net Interest Income	10,450	7,225	3,225	44.64%
Provision for Loan Losses	279	280	(1)	-0.36%
Non-interest Income	146	137	9	6.57%
Non-interest Expense	4,770	3,295	1,475	44.76%

Income before Income Taxes	5,547	3,787	1,760	46.47%
Income Tax Expense	1,907	1,291	616	47.71%

Net Income	$3,640	$2,496	$1,144	45.83%

Basic Earnings Per Share	$1.29	$0.89	$0.40	44.94%
Diluted Earnings Per Share	1.23	0.85	0.38	44.71%

Weighted Average Shares — Basic	2,827,857	2,794,518	33,339	1.19%
Weighted Average Shares — Diluted	2,968,087	2,945,444	22,643	0.77%

Average Total Assets	$413,748	$304,440	$109,308	35.90%
Average Earning Assets	397,541	291,122	106,419	36.55%
Average Stockholders’ Equity	43,947	37,431	6,516	17.41%

Net Interest Margin (1)	5.30%	5.00%		0.30%
Return on Assets (1)	1.76%	1.64%		0.12%
Return on Equity (1)	16.57%	13.34%		3.23%
Non-interest Expense to Average Earning Assets (1)	2.40%	2.26%		0.14%
Efficiency Ratio	45.02%	44.76%		0.26%
_______________
(1) Annualized

Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2006 was $5.5 million. This represents an increase of $1.6 million or 42% as compared to $3.9 million for the second quarter of 2005. The increase was primarily a result of higher interest income from loans and other earning assets due to increased outstanding totals, as well as an improved interest margin. Valley’s average earning assets increased by $103 million or 34% to $410 million for the quarter ended June 30, 2006 as compared to $307 million for the second quarter of 2005. The net interest margin for the quarter ended June 30, 2006 increased to 5.35% as compared to 5.04% for the same period in 2005.
For the six months ended June 30, 2006, net interest income increased by $3.2 million or 45% to $10.4 million as compared to $7.2 million for the same period in 2005. Average earning assets for the six-month period in 2006 totaled $398 million as compared to $291 million for the same period in 2005, an increase of $107 million or 37%. The net interest margin for the first half of 2006 was 5.30% as compared to 5.00% for the first half of 2005.
Rising interest rates and increasing loans and investment securities outstanding contributed to the improved net interest margin for both the second quarter and the year-to-date of 2006.
Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Three Months Ended June 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
			(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$333,243	$7,606	9.15%	$240,560	$4,722	7.87%
Federal funds sold (6)	36,141	435	4.83%	16,270	119	2.93%
Interest bearing deposits (6)	6,196	77	4.98%	10,682	84	3.15%
Investment securities (6)	34,815	347	4.00%	39,101	357	3.66%

Total earning assets and interest income	410,395	8,465	8.27%	306,613	5,282	6.91%

Non-interest earning assets:
Cash and due from banks	9,197			7,141
Premises and equipment	7,326			6,282
Other assets	2,626			2,392
Allowance for credit losses	(3,340)			(2,374)

Total assets	$426,204			$320,054

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$84,003	$345	1.65%	$75,394	$262	1.39%
Savings deposits	35,599	310	3.49%	11,768	22	0.75%
Time deposits $100,000 or more	93,385	1,035	4.45%	61,741	457	2.97%
Other time deposits	99,538	1,137	4.58%	82,522	664	3.23%
Long-term borrowings	15,410	161	4.19%	2,101	25	4.77%

Total interest bearing liabilities	327,935	2,988	3.65%	233,526	1,430	2.46%

Noninterest-bearing liabilities:
Demand deposits	50,770			46,959
Other liabilities	2,711			1,554
Stockholders’ equity	44,788			38,015

Total liabilities and stockholders’ equity	$426,204			$320,054

Net Interest Spread (7)			4.62%			4.45%

Net interest income/margin (8)		$5,477	5.35%		$3,852	5.04%

	Six Months Ended June 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
			(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$320,670	$14,220	8.94%	$224,521	$8,653	7.77%
Federal funds sold (6)	34,173	793	4.68%	17,939	240	2.70%
Interest bearing deposits (6)	7,548	175	4.68%	9,898	140	2.85%
Investment securities (6)	35,150	690	3.96%	38,764	711	3.70%

Total earning assets and interest income	397,541	15,878	8.05%	291,122	9,744	6.75%

Non-interest earning assets:
Cash and due from banks	9,586			7,379
Premises and equipment	7,334			6,042
Other assets	2,489			2,207
Allowance for credit losses	(3,202)			(2,310)

Total assets	$413,748			$304,440

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$89,970	$750	1.68%	$74,300	$475	1.29%
Savings deposits	26,432	391	2.98%	12,192	40	0.66%
Time deposits $100,000 or more	89,610	1,904	4.28%	56,098	781	2.81%
Other time deposits	95,070	2,062	4.37%	77,105	1,190	3.11%
Long-term borrowings	15,416	321	4.20%	1,287	33	5.17%

Total interest bearing liabilities	316,498	5,428	3.46%	220,982	2,519	2.30%

Noninterest-bearing liabilities:
Demand deposits	50,943			44,739
Other liabilities	2,360			1,288
Stockholders’ equity	43,947			37,431

Total liabilities and stockholders’ equity	$413,748			$304,440

Net Interest Spread (7)			4.59%			4.45%

Net interest income/margin (8)		$10,450	5.30%		$7,225	5.00%

_______________
(1) Average balances are obtained from the best available daily data.

(2) Annualized.
(3) Loans are gross of allowance for credit losses but after unearned fees.
(4) Non-accruing loans are included in the average balances.
(5) Fee income is included in interest income.
(6) All investments are taxable.
(7) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities
(8) Net interest margin represents net interest income as a percentage of average interest-earning assets.
Provision for Loan Losses and Related Allowance for Loan Losses
The provision for loan losses was $52,000 for the three months ended June 30, 2006 as compared to $229,000 for the same period in 2005. This lower loan loss provision for the second quarter of 2006 as compared to prior year was due to a lower loan growth in the current quarter. For the six months ended June 30, 2006, the provision for loan losses was $279,000 as compared to $280,000 for the same period in 2005. The allowance for loan losses of $3.3 million at June 30, 2006 reflected management’s assessment of the current risk in the loan portfolio and represented 1.0% of total loans. Valley Bancorp had only one non-accrual loan of $70,000 as of June 30, 2006. There were no loans past due 90 days or more as of June 30, 2006.
Non-interest Income and Non-interest Expense
Non-interest income was $84,000 for the three months ended June 30, 2006 as compared to $62,000 for the same period in 2005. For the six months ended June 30, 2006, non-interest income was $146,000 as compared to $137,000 for the same period in 2005. The increase was due primarily to higher aggregate service charges on deposit accounts.
Non-interest expense was $2.4 million for the three months ended June 30, 2006, an increase of $885,000 over the same period in 2005. For the six months ended June 30, 2006, non-interest expense was $4.8 million, an increase of $1.5 million over the same period in 2005. The increase primarily resulted from a combination of the following: increased compensation and employee benefits cost due to increasing staff levels; higher professional fees associated with being a publicly traded company; higher data processing expenses due to increased number of accounts and transactions being processed; higher marketing and advertising costs; higher occupancy and related costs associated with the new headquarters and the 4th branch occupied in the 3rd quarter of 2005, as well as the opening of the 5th branch in the 1st quarter of 2006. Additionally, $175,000 of expense associated with the pending merger with Community Bancorp (CBON) in Las Vegas, Nevada was also incurred in the quarter ended June 30, 2006.

Balance Sheet
Valley’s total assets were $441 million at June 30, 2006, an increase of $106 million or 32% from $335 million at June 30, 2005. The increase was due primarily to an $83 million net increase in the loan portfolio, a $25 million increase in Federal funds sold, and a $5 million decrease in available for sale securities. Total deposits increased by $99 million or 35% to $378 million at June 30, 2006, as compared to $279 million at June 30, 2005. Valley stockholders’ equity increased by $6 million or 17% to $45 million at June 30, 2006 from $39 million at June 30, 2005, due primarily to increased retained earnings of approximately $7 million.
About Valley Bancorp
Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website Valley Bank’s website	– www.valleybancorp.com – www.vbnv.com
This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2005. Actual results may differ.
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